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                                                                    EXHIBIT 99.1


EVI AGREES TO ACQUIRE TARO FOR $32 MILLION


November 19, 1997, Houston, Texas - EVI, Inc. (NYSE-EVI) today announced it has signed a definitive agreement to acquire Taro Industries Limited (Toronto-TIN). The terms of the agreement call for EVI to exchange .123 shares of EVI common stock for each share of Taro outstanding. The total shares of EVI common stock to be issued in the transaction is approximately 765,000. With $10 million in net cash on the Taro balance sheet, the current cost of the transaction is approximately $32 million. Taro, with headquarters in Calgary, Alberta, had sales for the nine months ended September 30, 1997 of approximately $40 million.

Through its Starburst division, Taro has developed significant expertise in the areas of memory probes and optimizers, both hardware and software. These products are critical to providing well automation for artificial lift.
Coupled with its previous acquisition of McAllister Petroleum Services and its own Northlander line of variable speed drives, the Company believes that the acquisition of Taro will greatly enhance its ability to successfully market an "intelligent" artificial lift system and more particularly an automated progressing cavity pump. Other segments of Taro compete in the areas of gas compression and drilling equipment distribution.

The acquisition of Taro is subject to various conditions including the approval of the Taro shareholders. The acquisition is expected to close in January 1998.

EVI is an international manufacturer of engineered oilfield products. The Company manufactures drilling tools, premium tubulars, marine connectors and production equipment.



Contact:
James G. Kiley
Vice President and
Chief Financial Officer
(713)297-8400